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                                 EXHIBIT 3(II)


                 (A) Article II, Section 2 of the Company's By-laws were amended by replacing said Section 2 of the By-laws with the following provision:

                 "SECTION 2. Annual Meetings. (a) The annual meetings of stockholders shall be held on such dates and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

                 (b) At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before the annual meeting of stockholders (a) by, or at the direction of, the Board of Directors or
         (b) by a stockholder of the Corporation who complies with the procedures set forth in this Section 2(b). For business or a proposal to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made.

                 A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before an annual meeting of stockholders (i) a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and



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         number of shares of the Corporation which are beneficially owned by such stockholder on the date of such stockholder's notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder's notice, (iv) a description, in 500 words or less, of any interest of the stockholder in such proposal and (v) a representation that the stockholder is a holder of record of stock of the Corporation and intends to appear in person or by proxy at the meeting to present the proposal specified in the notice. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a meeting of stockholders except in accordance with the procedures set forth in this Section 2(b).

                 (c) Only persons nominated in accordance with the procedures set forth in this Section 2(c) shall be eligible for election as directors. Nominations of persons for election to the Board may be made at an annual meeting of stockholders or special meeting of stockholders called by the Board of Directors for the purpose of electing directors (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Section 2(c). Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made.

                 A stockholder's notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Corporation which are beneficially owned by such person on the date of such stockholder's notice and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A





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         under the Securities Exchange Act of 1934, as amended, or any successor statute thereto (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Corporation's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominee(s), (b) the class and number of shares of the Corporation which are beneficially owned by such stockholder on the date of such stockholder's notice and by any other stockholders known by such stockholder to be supporting such nominee(s) on the date of such stockholder's notice, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iii) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this
         Section 2(c)."

                 (B) Article II, Section 3 of the Company's By-laws were amended by replacing said Section 3 of the By-laws with the following provision:

                 "SECTION 3.      Special Meeting.  Special meetings of
         stockholders, unless otherwise prescribed by statute, may be called at any time only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. Except as otherwise expressly required by statute, written notice of each special meeting of stockholders stating the date, place and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice."